SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                             FORM 8-K
                         CURRENT REPORT

                Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934


                         November 25, 1997
        Date of Report (Date of Earliest Event Reported)



                      ARNOLD INDUSTRIES, INC.
     (Exact Name of Registrant as Specified in its Charter)


                            PENNSYLVANIA
        (State or other jurisdiction of incorporation)

            0-10894                            23-2200465
     (Commission File Number)      (Employer Identification Number)


        625 South Fifth Avenue, Lebanon, PA             17042
      (Address of principal executive offices)        (Zip Code)

  Registrant's telephone number, including area code:  717/274-2521


                           No Change
     Former name, former address and former fiscal year, if changed since last report


ITEM 5 - Other Events

     On November 25, 1997, Arnold Industries, Inc. announced that its major subsidiary, New Penn Motor Express, Inc., is withdrawing from Trucking Management, Inc. (TMI), the multi-employer bargaining unit that represents several large less-than-truckload carriers in the negotiations of the National Master Freight Agreement (NMFA) with the Teamsters Union. TMI is a division of the Motor Freight Carriers Association (MFCA). New Penn remains a member of MFCA, and intends to be an active member of the Government Affairs Division which represents unionized carriers on public policy issues.

     New Penn has notified the Teamsters Union of its intent to negotiate renewal of the current contract agreement independent of the TMI structure and negotiating committee. The Company anticipates commencing negotiations immediately following ratification of the NMFA by employees of the carriers participating in the TMI negotiation. The current NMFA is set to expire on March 31, 1998.

     "We have long recognized the pros and cons of being part of the multi-employer bargaining process. Up to this point, we have felt it was in our best interest to be part of the process that creates the foundation for freight industry contracts. However, it is clear that in the current circumstances the disadvantages of being part of the multi-employer process outweigh the advantages for New Penn from the perspective of our employees and customers," said Kenneth F. Leedy, President of New Penn.

     New Penn Motor Express, Inc., a subsidiary of Arnold Industries (AIND:
NASDAQ), is a Northeast regional less-than-truckload general commodities motor carrier providing next-day service through a network of 23 terminal facilities. New Penn operates a fleet of over 700 tractors and 1,400 trailers.

                                        SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     ARNOLD INDUSTRIES, INC.
                                           (Registrant)


Date:  November 26, 1997              By  /s/ Heath L. Allen
                                    Heath L. Allen, Secretary



Date:  November 26, 1997               /s/ Ronald E. Walborn
                                   Ronald E. Walborn, Treasurer